         As filed with the Securities and Exchange Commission on May 21, 1998
                                                      Registration No. 333-_____
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                               ------------------------

                                       FORM S-3

                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                               ------------------------

                         CHILDREN'S BROADCASTING CORPORATION

                (Exact name of registrant as specified in its charter)

         MINNESOTA                         5961                    41-1663712

(State or other Jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)     Identification
                                                                     Number)

                                724 FIRST STREET NORTH
                            MINNEAPOLIS, MINNESOTA  55401
                                    (612) 338-3300
(Address and telephone number, including area code, of registrant's principal executive offices)


                     JAMES G. GILBERTSON, CHIEF OPERATING OFFICER
                         CHILDREN'S BROADCASTING CORPORATION
                                724 FIRST STREET NORTH
                            MINNEAPOLIS, MINNESOTA  55401
                                    (612) 338-3300
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                      COPIES TO:
        AVRON L. GORDON, ESQ.                      LANCE W. RILEY, ESQ.
       BRETT D. ANDERSON, ESQ.               CHILDREN'S BROADCASTING CORPORATION
       BRIGGS AND MORGAN, P.A.                     724 FIRST STREET NORTH
          2400 IDS CENTER                       MINNEAPOLIS, MINNESOTA  55401
    MINNEAPOLIS, MINNESOTA 55402                       (612) 330-9521
          (612) 334-8400

                               -----------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                              -----------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box: / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                           CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM        PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF               AMOUNT TO BE       OFFERING PRICE PER      AGGREGATE OFFERING        AMOUNT OF
          SECURITIES TO BE REGISTERED             REGISTERED             SHARE(1)                PRICE(1)          REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK ($0.02 PAR VALUE) . . . . . . .        421,528              $3.28125               $1,383,139               $409
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices for such stock on May 19, 1998, as reported by the Nasdaq National Market.
                              __________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                      SUBJECT TO COMPLETION, DATED MAY 21, 1998
PROSPECTUS
--------------------------------------------------------------------------------

                                    421,528 SHARES
                         CHILDREN'S BROADCASTING CORPORATION
                                     COMMON STOCK
--------------------------------------------------------------------------------


     This Prospectus relates to 421,528 shares of Common Stock (the "Shares"), par value $0.02 per share (the "Common Stock"), of Children's Broadcasting Corporation (the "Company") that may be offered for sale for the account of certain shareholders of the Company as stated herein under the heading "Selling Shareholders." Certain of the Shares are issuable upon the exercise of warrants held by the Selling Shareholders. No period of time has been fixed within which the Shares may be offered or sold. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "AAHS." On May 19, 1998, the average of the high and low sale prices of the Common Stock on the Nasdaq National Market was $3.28 share. Current market quotations are listed in THE WALL STREET JOURNAL and many other newspapers of general circulation.

     The Selling Shareholders have advised the Company that sales of the Shares by them, or by their pledgees, donees, transferees or other successors in interest, may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Securities Act"), to describe any material arrangements for the sales of the Shares when such arrangements are entered into by any of the Selling Shareholders and any other broker-dealers that participate in the sale of the Shares.

     The Selling Shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the Shares as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any Selling Shareholder.

     The Company will not receive any part of the proceeds of any sales of Shares pursuant to this Prospectus. Pursuant to the terms of registration rights granted to the Selling Shareholders, the Company will pay all the expenses of registering the Shares, except for selling expenses incurred by the Selling Shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Shareholders. In addition, such registration rights provide for certain other usual and customary terms, including indemnification by the Company of the Selling Shareholders against certain liabilities arising under the Securities Act.

     THE SHARES INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
                                  -----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------------

                   THE DATE OF THIS PROSPECTUS IS __________, 1998

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. In addition, the Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company (File No. 0-21534) with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference:

     (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, filed on March 31, 1998.

     (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, filed on May 15, 1998.

     (c) The Company's Current Report on Form 8-K filed on May 7, 1998, relating to the Company signing a purchase agreement with Salem Communications Corporation for the sale of two of the Company's AM radio broadcast licenses and certain related assets for $2.7 million.

     (d) The Company's Current Report on Form 8-K filed on April 22, 1998, relating to the Company signing a purchase agreement with Catholic Radio Network, LLC for the sale of ten of the Company's AM radio broadcast licenses and certain related assets for $57.0 million.

     (e) The description of the Company's Common Stock contained in its Registration Statement on Form S-2 (No. 33-80721) filed on
          December 21, 1995, and amended by Amendment Nos. 1, 2, 3 and 4 filed on February 1, February 20, February 27 and February 28, 1996, respectively.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents).
Written requests for such copies should be directed to the Company at 724 First Street North, Minneapolis, Minnesota 55401, Attention: Chief Financial Officer. Telephone requests may be directed to the office of the Chief Financial Officer of the Company at (612) 338-3300.

--------------------------------------------------------------------------------

                                  PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

     THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS," AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "LITIGATION REFORM ACT"), THAT INVOLVE RISKS AND UNCERTAINTIES. PURCHASERS OF THE COMPANY'S COMMON STOCK ARE CAUTIONED THAT THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE FACTORS DISCUSSED HEREIN UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                     THE COMPANY

     Children's Broadcasting Corporation (the "Company") formerly broadcast 24-hour children's radio programming, known as Aahs World Radio-SM-(*), via satellite to markets representing approximately 40% of the U.S. population. Pursuant to its former growth strategy, the Company acquired AM radio broadcast licenses ("RBLs") in 13 U.S. markets. Notwithstanding the growth of the Company's network, the Company's network operations and revenue from owned and operated stations was below levels needed to offset operating expenses. The Company terminated its network affiliation agreements and ceased distributing its full-time Aahs World Radio programming format effective January 30, 1998. The primary sources of the Company's revenue, prior to the discontinuation of Aahs World Radio, were from the sale of local advertising and air time and network revenue. The Company has also effected certain reductions in its workforce related to the operation of the network. It is the Company's intention to continue to operate the radio stations formerly broadcasting Aahs World Radio, spending the minimum required to preserve the value of the RBLs, until the sales of such stations are consummated as described below. The Company does not anticipate any significant revenue from continued operation of such stations.

                               PROPOSED SALE OF ASSETS

     In April 1998, the Company signed a purchase agreement with Catholic Radio Network, LLC for the sale of ten of the Company's RBLs for $57.0 million. The Company has also signed purchase agreements with Salem Communications Corporation and 1090 Investments, L.L.C. for the sale of its three remaining RBLs for an aggregate of $4.7 million. The sale of assets is part of management's strategy to reposition the Company by selling substantially all of its broadcasting assets and, using the net cash realized, to make one or more acquisitions in the media, entertainment or advertising-related areas. As of this date, the Company has not identified any acquisition targets. Pending any such acquisition, the proceeds from the sale of assets will be invested in investment-grade, short-term, interest-bearing securities. The sale of assets described above is subject to customary closing conditions and shareholder and regulatory approvals.

                             ONGOING CORPORATE OPERATIONS

     The Company believes that opportunities exist to profitably utilize the expertise gained in the development of radio programming. The Company plans to retain members of the Aahs World Radio creative staff and intends to develop other programming products, including syndicated radio programs. The Company may reexamine this strategy regarding the continued production of radio programming and may decide to discontinue such strategy depending upon its assessment of the prospects for growth and profitability of such products.

---------------------------
   * The Company has filed for registration of its Aahs World Radio service mark.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     In addition to utilizing network intangibles, the Company has begun to diversify into other media, entertainment and advertising-related businesses. During 1997, the Company acquired a minority ownership interest in Harmony Holdings, Inc. ("Harmony"), which produces television commercials and music videos. Although the Company has no current plans to do so, it may determine to increase its 42.4% beneficial ownership position in Harmony should an opportunity exist at a price favorable to the Company. The Company intends to seek to further diversify through acquisition of media, entertainment or advertising-related businesses. As of the date of this Prospectus, the Company does not have any understandings, commitments or agreements with respect to any such acquisitions. No assurance can be given that the Company will consummate future acquisitions or that any acquisitions, if consummated, will ultimately be advantageous or profitable for the Company. Further, the Company has not foreclosed the possibility of buying other radio stations in the future.

                              THE ABC/DISNEY LITIGATION

     The Company's former business strategy was to derive revenue from the sale of network advertising time to national advertisers and from local advertising sales from Company-owned or operated stations. The Company's strategy, in entering into an operations agreement with ABC Radio, Inc. ("ABC Radio") was to use the resources and reputation of ABC Radio to market Aahs World Radio, attract national advertising and further build the Company's network through affiliations. The Company sought out and developed strategic relationships in order to enhance and reinforce its brand, and to allow the Company to explore business opportunities at minimal cost to it and without detracting from management's focus upon the Company's core business. In 1995, the Company developed such a relationship with ABC Radio, pursuant to which ABC Radio agreed, through representations and agreements, that ABC Radio would commit its affiliate development and national advertising sales staffs and other resources to assist and augment the Company's efforts to market the Aahs World Radio format to broadcasters and advertisers. Throughout the course of its relationship with ABC Radio, the Company disclosed significant confidential proprietary business information to ABC Radio and The Walt Disney Company ("Disney") (collectively, "ABC/Disney"). In June 1996, ABC Radio announced to the Company that ABC Radio was terminating its relationship with the Company and that ABC Radio would join with Disney to immediately commence competing directly with the Company in the field of children's radio broadcasting. ABC/Disney thereupon rolled out its Radio Disney programming at several locations throughout the country. The Company filed a lawsuit in the fall of 1996 with the United States District Court for the District of Minnesota against ABC/Disney. The suit seeks injunctive relief and to recover substantial monetary damages based on alleged wrongful conduct by ABC/Disney, including acts and omissions of fraud, business interference, breach of contractual and fiduciary obligations and misappropriation of the Company's confidential and proprietary business information, trade secrets and business opportunities. In September 1997, ABC Radio asserted its own counterclaim for breach of contractual obligations, seeking to recover an unspecified amount of damages said only "to exceed $75,000.00" for an alleged failure by the Company to pay certain commissions and fees allegedly earned during the course of the parties' relationship. The Company has denied ABC Radio's counterclaim in all respects, and has moved to have the counterclaim dismissed as untimely. The ABC/Disney suit is likely to proceed to trial in 1998. The Company intends to pursue to its conclusion the ABC/Disney litigation. This litigation has consumed, and will continue to consume, resources of the Company, including personnel costs and litigation costs.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  FOOTHILL FINANCING

     From its inception in 1995 until its termination by ABC/Disney in July 1996, the ABC/Disney relationship did not result in any significant national advertising sales or increase in the Company's network affiliate base. As a result, the Company's financial position deteriorated. To meet its working capital requirements and to facilitate acquisitions pursuant to its growth strategy, the Company entered into a credit agreement with Foothill Capital Corporation ("Foothill") in November 1996. The credit agreement, as amended, has provided the Company with working capital and funding for the acquisition of both RBLs and shares of common stock of Harmony, through loan facilities aggregating $24.0 million. Upon consummation of the sale of assets, the Company intends to repay the Foothill indebtedness in full. If the sale of assets is not consummated, the Company's highly-leveraged position and the requirements for payments under the Foothill loan facilities may require it to liquidate all or a portion of its assets.

     The credit agreement with Foothill is currently being amended effective April 17, 1998. Pursuant to the amendment, the Company will obtain an additional term note payable advance of $2.0 million, of which the Company will receive proceeds totaling $1.0 million, pay a loan origination fee of $200,000, and establish an interest reserve of $800,000 to be used for payment of future interest. Also, pursuant to the amendment, the variable interest rate will be increased by 1% on the entire outstanding loan balance, and the Company will receive a forbearance of all principal payments and certain covenant requirements through September 30, 1998. As additional consideration for the amendment, the Company will issue Foothill an additional warrant to purchase 200,000 shares of the Company's Common Stock.

     The Company was incorporated under the Minnesota Business Corporation Act on February 7, 1990. All references to the Company herein include its subsidiaries, unless otherwise noted. The Company's executive office is located at 724 First Street North, Minneapolis, Minnesota 55401, and its telephone number is (612) 338-3300.

--------------------------------------------------------------------------------

                                     RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

     WHEN USED BELOW AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE WORDS "BELIEVES," "ANTICIPATES" AND "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY "FORWARD-LOOKING STATEMENTS," AS DEFINED IN THE LITIGATION REFORM ACT. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. POTENTIAL PURCHASERS OF THE COMPANY'S COMMON STOCK ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF.

     STRATEGY TO SELL RADIO STATIONS; CESSATION OF AAHS WORLD RADIO-SM-; LIMITED REVENUES. On April 17, 1998, the Company signed a purchase agreement with Catholic Radio Network, LLC for the sale of ten of the Company's RBLs for $57.0 million. The Company has also signed purchase agreements with Salem Communications Corporation and 1090 Investments, L.L.C. for the sale of its three remaining RBLs for an aggregate of $4.7 million. The Board of Directors has unanimously approved the sale of assets, subject to shareholder approval.
On January 30, 1998, the Company discontinued operation of Aahs World Radio, its 24-hour children's radio programming, which it began broadcasting by satellite in late 1992. The primary sources of the Company's broadcast revenue, prior to the discontinuation of Aahs World Radio, were from the sale of local advertising and air time and network revenue. The cessation of such broadcasting has negatively impacted the Company's broadcast revenue. Any sale of stations will be subject to various contingencies, including regulatory approvals, shareholder approval and customary closing conditions. There can be no assurance that shareholder approval for the sale of substantially all of the Company's assets will be obtained. If the Company is unable to consummate the sale of any of its stations and additional financing is not available, it will be forced to liquidate some or all of its assets.

     LIQUIDITY; SUBSTANTIAL LEVERAGE. As of March 31, 1998, the Company's consolidated indebtedness approximated 95% of the sum of its shareholders' equity and consolidated indebtedness. The Company had working capital deficits of $28.4 million, $25.7 million and $5.5 million at March 31, 1998, December 31, 1997 and December 31, 1996, respectively. The Company entered into a credit agreement with Foothill in November 1996, most recently amended in March 1998, which has provided the Company with working capital and funding for the acquisition of both RBLs and shares of common stock of Harmony, through loan facilities aggregating $24.0 million. Such facilities mature on September 30, 2000. The Company's indebtedness to Foothill is secured by a first priority lien on substantially all of the assets of the Company and its subsidiaries. Interest under the facilities is payable at the prime rate plus 4.75%. The credit agreement with Foothill contains a number of financial covenants which, among other things, require the Company to maintain specified financial ratios. Based on current interest rates, the debt service obligations associated with the credit agreement with Foothill necessitate payments of principal and interest of approximately $13.9 million in 1998. In the event that the Company should default on its obligations under the credit agreement with Foothill, all or substantially all of its assets would be at risk. There can be no assurance that the Company will be able to repay or refinance such indebtedness when due, or that the Company would be able to sell all or any portion of its assets or raise additional capital to make required payments on maturing indebtedness. An inability to make payments when due or to comply with covenants and restrictions associated with such indebtedness could give Foothill the right to foreclose on properties securing payment obligations, which would have a material adverse effect upon the Company.

     The credit agreement with Foothill is currently being amended effective April 17, 1998. Pursuant to the amendment, the Company will obtain an additional term note payable advance of $2.0 million, of which the Company will receive proceeds totaling $1.0 million, pay a loan origination fee of $200,000, and establish an interest reserve of $800,000 to be used for payment of future interest. Also, pursuant to the amendment, the variable interest rate will be increased by 1% on the entire outstanding loan balance, and the Company will receive a forbearance of all principal payments, aggregating $11.5 million in 1998, and certain covenant requirements through September

30, 1998. As additional consideration for the amendment, the Company will issue Foothill an additional warrant to purchase 200,000 shares of the Company's Common Stock.

     ADDITIONAL FINANCING REQUIREMENTS. The Company will be unable to meet its debt service obligations with Foothill and unable to fund current operations without the proceeds from the sale of one or more of its radio stations. There can be no assurance that such proceeds will be available to the Company when required, or if available, that the amount of such proceeds would be acceptable or favorable to the Company. Additional financing could require the sale of equity securities, which could result in significant dilution to the Company's shareholders.

     POTENTIAL INABILITY TO REPAY EXISTING INDEBTEDNESS. The Company's ability to repay its outstanding indebtedness at maturity may be adversely affected without the proceeds from the sale of one or more of its radio stations or if the Company does not have access to capital markets for the sale of additional equity or debt through public offerings or private placements on terms reasonably satisfactory to the Company. Substantially all of the Company's assets have been pledged to secure the Company's indebtedness to Foothill. The failure of the Company to repay such indebtedness on a timely basis, or a default under its credit agreement with Foothill, could give rise to an acceleration of such indebtedness and, potentially, could result in the loss of the Company's assets.

     HISTORY OF OPERATING LOSSES. Since inception, the Company experienced substantial net losses as a result of its efforts to develop a national children's radio network. The Company has not generated positive cash flow sufficient to fund its ongoing operations and has had frequent working capital shortages. For the quarter ended March 31, 1998 and the two years ended December 31, 1997 and 1996, the Company incurred net losses of $3.7 million, $14.6 million and $9.9 million, respectively. Despite the discontinuation of Aahs World Radio, the Company expects to continue to incur operating losses throughout 1998. In connection with their audit reports on the Company's financial statements as of and for the years ended December 31, 1997 and 1996, BDO Seidman, LLP, the Company's independent auditors, expressed substantial doubt about the Company's ability to continue as a going concern because of its recurring losses, negative working capital and negative cash flow from operations. As of March 31, 1998, the Company had an accumulated deficit of $44.5 million and had used approximately $27.1 million of cash to fund its losses.

     ABC/DISNEY LITIGATION. The Company's former business strategy was to derive revenue from the sale of network advertising time to national advertisers and from local advertising sales from Company-owned or operated stations. The Company's strategy, in entering into an operations agreement with ABC Radio, was to use the resources and reputation of ABC Radio to market Aahs World Radio, attract national advertising and further build the Company's network through affiliations. The Company sought out and developed strategic relationships in order to enhance and reinforce its brand, and to allow the Company to explore business opportunities at minimal cost to it and without detracting from management's focus upon the Company's core business. In 1995, the Company developed such a relationship with ABC Radio, pursuant to which ABC Radio agreed, through representations and agreements, that ABC Radio would commit its affiliate development and national advertising sales staffs and other resources to assist and augment the Company's efforts to market the Aahs World Radio format to broadcasters and advertisers. Throughout the course of its relationship with ABC Radio, the Company disclosed significant confidential proprietary business information to ABC/Disney. In June 1996, ABC Radio announced to the Company that ABC Radio was terminating its relationship with the Company and that ABC Radio would join with Disney to immediately commence competing directly with the Company in the field of children's radio broadcasting. ABC/Disney thereupon rolled out its Radio Disney programming at several locations throughout the country. The Company filed a lawsuit in the fall of 1996 with the United States District Court for the District of Minnesota against ABC/Disney. The suit seeks injunctive relief and to recover substantial monetary damages based on alleged wrongful conduct by ABC/Disney, including acts and omissions of fraud, business interference, breach of contractual and fiduciary obligations and misappropriation of the Company's confidential and proprietary business information, trade secrets and business opportunities. In September 1997, ABC Radio asserted its own counterclaim for breach of contractual obligations, seeking to recover an unspecified amount of damages said only "to exceed $75,000.00" for an alleged failure by the Company to pay certain commissions and fees allegedly earned during the course of the parties' relationship. The Company denies ABC Radio's counterclaim in all respects, and has moved to have the counterclaim dismissed as untimely. The ABC/Disney suit is likely to proceed to trial in 1998. The Company intends to pursue to its conclusion the ABC/Disney litigation. Certain resources will be used to this end, including personnel costs and litigation costs.

     In May 1998, the Company paid 150,000 shares of its Common Stock as a retainer to Hessian & McKasy, P.A. for legal fees incurred and to be incurred in connection with the ABC/Disney litigation. The resale of such shares may result in dilution to the Company's shareholders. See "Selling Shareholders."

     VOLATILITY OF MARKET PRICE OF COMMON STOCK. The market price of the Company's Common Stock has been subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company, changes by financial research analysts in their estimates of the earnings of the Company, conditions in the economy in general or in the radio industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the radio industry. During 1997, the market price of the Company's Common Stock ranged from a high of $6.63 on January 13 and 14, 1997 to a low of $3.19 on April 7, 1997. During the first four months of 1998, the market price of the Company's Common Stock ranged from a high of $4.31 on January 7, 1998 to a low of $2.81 on January 28, 1998. There can be no assurance that purchasers of the Company's Common Stock can sell such stock at or above the prices at which it was purchased.

     IMPACT OF SALE OF SHARES; SHARES ELIGIBLE FOR FUTURE SALE. As of April 30, 1998, the Company had approximately 6,673,516 shares of Common Stock outstanding and had warrants and options outstanding to purchase additional Common Stock totaling approximately 3,335,758 common shares exercisable at prices ranging from $2.00 to $13.80 per share. In February 1997, the Commission declared effective the Company's Registration Statement on Form S-3, as amended, which registered approximately 500,000 common shares and the Company's Registration Statement on Form S-4, as amended, which registered 5,000,000 common shares and $5.0 million of debt securities. In June 1997, the Commission declared effective the Company's Registration Statement on Form S-3, which registered approximately 320,000 common shares. The sale of such shares and the sale of additional Common Stock which may become eligible for sale in the public market from time to time upon exercise of warrants and stock options could have the effect of depressing the market prices for the Company's Common Stock.

     CONFLICTS OF INTEREST. The Company leases certain broadcast and office facilities from the Chairman of the Board, President and Chief Executive Officer, Christopher T. Dahl, and another director of the Company, Richard W. Perkins. The Company also leases the WWTC(AM) and KYCR(AM) radio transmission tower site from Mr. Dahl. The Company also shares with Community Airwaves Corporation ("CAC"), a corporation owned by Messrs. Dahl, Perkins and a former director-elect of the Company, Russell Cowles II, certain management services which are provided by another entity, Radio Management Corporation, which is owned by Messrs. Dahl, Perkins and Cowles. The management services consist of administrative, legal and accounting services. Such arrangements present conflicts of interest in connection with the pricing of services provided.

     FCC REGULATION. Although the RBLs owned by the Company are already granted, the continuation of any RBL acquired by the Company depends upon its compliance with the laws, rules and regulations of the Federal Communications Commission ("FCC"). The FCC can revoke licenses for serious misconduct, subject to the right to an evidentiary hearing, or it may fail to renew a license or impose monetary fines for breach of its rules. Neither the Company nor CAC has ever been denied any FCC license or renewal, or had a fine imposed by the FCC. In recent years, a number of competing applications and formal and informal objections have been filed with respect to broadcast renewal applications. Even though the vast majority of all license renewal applications are granted, and under the Telecommunications Act of 1996 (the "1996 Act") competing applications in license renewal proceedings are no longer allowed, there can be no assurance that renewal of the Company's licenses will be granted. Furthermore, approvals are required for the transfer of ownership. Three directors and attributable shareholders of the Company have interests in AM and FM radio stations unrelated to the Company. Under current FCC regulations, these interests are attributed to the Company. The 1996 Act eliminated the limit upon the number of stations that can be under common ownership or control nationally. Local ownership was substantially relaxed according to market size.

     ANTI-TAKEOVER PROVISIONS. The Board of Directors, without any action by the Company's shareholders, has the authority to issue the remaining undesignated and unissued authorized shares and to fix the powers, preferences, rights and limitations of such shares or any class or series thereof, without shareholder approval. Persons acquiring such shares could have preferential rights with respect to voting, liquidation, dissolution or dividends over existing shareholders. The Company is subject to certain provisions of the Minnesota Business Corporation Act which limit the voting rights of shares acquired in "control share acquisitions" and restrict certain "business combinations." Such provisions, as well as the ability to issue undesignated shares, could have the effect of deterring or delaying a takeover or other change in control of the Company, deny shareholders the receipt of a premium on their Common Stock and depress the market price of the Company's Common Stock.

     On February 14, 1998, the Board of Directors declared a dividend of one common share purchase right (a "Right") for each share of the Company's Common Stock outstanding as of the close of business on February 27, 1998. Each Right will entitle the registered holder to purchase from the Company, after the Distribution Date (as defined in the Rights Agreement), common shares at an initial price of $18.00. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired or redeemed. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Board of Directors may, at its option and in its sole and absolute discretion, redeem the Rights as provided in the Rights Agreement.

     CONTROL BY MANAGEMENT. As of April 30, 1998, approximately 22.9% of the Company's outstanding Common Stock was beneficially owned by the Company's current officers and directors. Accordingly, such persons may be able to significantly influence the Company's business and affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.

     NO ASSURANCE AS TO LIQUIDITY ON THE NASDAQ NATIONAL MARKET. The Common Stock is currently listed on the Nasdaq National Market. There can be no assurance that the Common Stock will be actively traded on such market or that, if active trading does develop, it will be sustained. On May 19, 1998, the Company received notice from The Nasdaq Stock Market that the Company does not meet the net tangible asset requirements for continued listing on the Nasdaq National Market. The Company is in the process of formulating a response to such notice which will include the Company's plans to achieve eligibility for continued listing. Although the Company believes it will be able to comply with the net tangible asset requirements, it is possible that The Nasdaq Stock Market may disagree with the Company's position. As a result, it is possible that the Common Stock may be delisted or that the Company may seek to relist the Common Stock on the Nasdaq SmallCap Market or on an exchange. In the event that the Common Stock becomes delisted or relisted on another market, the market price of the Common Stock may decline.

     ABSENCE OF DIVIDENDS. The Company has never declared or paid any cash dividends on its Common Stock and does not intend to declare or pay cash dividends on its Common Stock in the foreseeable future. The Company presently expects to retain its earnings to finance its business. The declaration or payment by the Company of dividends, if any, on its Common Stock in the future is subject to the discretion of the Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other relevant factors. The declaration or payment by the Company of dividends is also subject to the Company's credit agreement with Foothill. Without Foothill's prior written consent, the Company cannot declare or pay any cash dividends.

                                 SELLING SHAREHOLDERS

     The following table sets forth, as of the date of this Prospectus, the name of each Selling Shareholder, certain beneficial ownership information with respect to the Selling Shareholders, and the number of Shares that may be sold from time to time by each pursuant to this Prospectus. There can be no assurance that the shares offered hereby will be sold.

                                                                    Percentage of
                                                                     Outstanding
                               Shares                   Shares          Shares
                            Beneficially             Beneficially    Beneficially
                                Owned       Shares    Owned Upon      Owned Upon
                              Prior to     Offered  Completion of   Completion of
Selling Shareholder           Offering      Hereby   the Offering    the Offering
--------------------------  ------------   -------  -------------   -------------

Hessian & McKasy, P.A.        150,000     150,000            0                0

Nelson Broadcasting, Inc.     161,528      86,528       75,000              1.1

Harvey Bibicoff                82,500      57,000       25,500                *

Rodney P. Burwell             201,250(1)   50,000      151,250              2.2

Pyramid Partners, L.P.(2)      62,500      50,000       12,500                *

William M. Toles               62,500      25,000       37,500                *

Richard Alan Incorporated       3,000       3,000            0                0

--------------
*Less than one percent.

(1) Includes (i) 111,250 shares owned directly by Mr. Burwell and (ii) 90,000 shares purchasable upon exercise of options and warrants.

(2) Pyramid Partners, L.P. is an entity controlled by Perkins Capital Management, Inc., of which Richard W. Perkins, a director of the Company, is President.

     Up to 150,000 shares of Common Stock may be sold from time to time for the account of Hessian & McKasy, P.A. ("HMPA") pursuant to a retainer agreement with the Company. In May 1998, the Company paid 150,000 shares as a retainer to HMPA for legal fees incurred and to be incurred in connection with the ABC/Disney litigation. Under the retainer agreement, HMPA will periodically invoice the Company for legal fees and costs incurred in connection with the litigation.
The Company will determine at such time whether it desires to pay the billing in cash with the Company's funds or whether it will authorize HMPA to sell shares in satisfaction of the invoice. The number of shares which may be sold will be equal to the amount of the particular billing divided by the bid price of the Company's stock on the Nasdaq National Market as of the date the Company notifies HMPA of its authorization to pay a particular legal fee billing in shares. In the event of the sale of shares by HMPA to satisfy billings, any shortfall in proceeds received from such sale shall be added to the Company's obligation to such firm and carried forward to a future billing. In the event the proceeds from the sale of shares by HMPA exceed the amount of the billing for which such shares are to be sold, such excess shall be credited to future legal fees due such firm. In lieu of selling shares following the submission of a billing to the Company, HMPA may elect to retain shares in satisfaction of a billing, in which case the market risk from the sale of such shares would be borne by the firm. Lance W. Riley, the Company's Secretary and General Counsel, has an of counsel relationship with HMPA.

     This Prospectus includes 86,528 shares owned by Nelson Broadcasting, Inc. Such shares are issuable or were issued in connection with its sale to the Company of an RBL and certain other broadcasting equipment in the Chicago metropolitan area. This Prospectus also includes 57,000 shares owned by Harvey Bibicoff. Such shares were issued in connection with Mr. Bibicoff's sale to the Company of 600,000 shares of common stock of Harmony and options to purchase 550,000 shares of common stock of Harmony at an exercise price of $1.50 per share (collectively the "Harmony Transaction"). This Prospectus includes shares underlying warrants issued to (i) Pyramid Partners, L.P., an entity controlled by Perkins Capital Management, Inc., of which Richard W. Perkins, a director of the Company, is President, (ii) Rodney P. Burwell, a former director of the Company, and (iii) William M. Toles, a shareholder of the Company. Such warrants were issued in consideration of loans aggregating $1.25 million from such persons to the Company which partially financed the Harmony Transaction. This Prospectus also includes 3,000 shares, originally issued to Mr. Bibicoff in connection with the Harmony Transaction, which Mr. Bibicoff transferred to Richard Alan Incorporated.

     The Company has agreed to bear all expenses (other than selling commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Shareholders in over-the-counter market transactions or in negotiated transactions. See "Plan of Distribution." The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the resale of the Shares from time to time in over-the-counter market transactions or in negotiated transactions. This Prospectus forms a part of such Registration Statement.

                                   USE OF PROCEEDS

     The Shares offered hereby will be sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders."

                                 PLAN OF DISTRIBUTION

     The Shares offered hereby may be offered by the Selling Shareholders from time to time. The Company will receive no proceeds from the sale of the Shares. Sales may be effected by the Selling Shareholders in transactions on The Nasdaq Stock Market, in negotiated transactions, or in a combination of such methods of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     The Selling Shareholders and any persons who participate in the sale of the Shares from time to time, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons and any profits received on resale of the Shares, may be deemed to be underwriting compensation under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

     The Company has agreed to indemnify the Selling Shareholders and their control persons with respect to certain liabilities in connection with the sale of the Shares pursuant to this Prospectus, including liabilities under the Securities Act and the Exchange Act. In addition, the Selling Shareholders have agreed to indemnify the Company, its directors, officers, agents and control persons against certain liabilities incurred as a result of information provided by the Selling Shareholders for use in this Prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    LEGAL MATTERS

     The validity of the Shares offered hereby and certain legal matters pertaining to the Company, including matters incorporated herein by reference relating to the regulation of the Company by the FCC and related matters, were passed upon on behalf of the Company by Lance W. Riley, Esq., Secretary and General Counsel to the Company.

                                       EXPERTS

     The consolidated financial statements as of December 31, 1996 and December 31, 1997 of Children's Broadcasting Corporation, incorporated by reference in this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their reports thereon (which contain an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern and management's plans described in Note 2 to the consolidated financial statements). Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER DESCRIBED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.


                                ---------------------

                                  TABLE OF CONTENTS

                                ---------------------

                                                                           Page
                                                                           ----

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents
  by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13


                                    421,528 SHARES



                               CHILDREN'S BROADCASTING
                                     CORPORATION


                                     COMMON STOCK



                                ---------------------

                                      PROSPECTUS

                                ---------------------



                               _________________, 1998

                  PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses payable by the Company in connection with the sale and distribution of the Shares being registered. All amounts shown are estimates, except the registration fee.

     SEC registration fee. . . . . . . . . . . . . . . . . . . . . . . $   416
     Legal fees and expenses . . . . . . . . . . . . . . . . . . . . .   7,500
     Accounting fees and expenses. . . . . . . . . . . . . . . . . . .   3,000
     Blue sky and related fees and expenses. . . . . . . . . . . . . .       0
     Miscellaneous (including listing fees, if applicable) . . . . . .       0
                                                                       -------
          Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . $10,916
                                                                       -------
                                                                       -------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is a Minnesota corporation. Reference is made to Minnesota Statutes Section 302A.521 which provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     Article 6.2 of the Company's Amended and Restated Bylaws, as amended, provides that directors, officers, employees and agents, past or present, of the Company, and persons serving as such of another corporation or entity at the request of the Company, shall be indemnified by the Company for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted under Minnesota Statutes 302A.521.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     5.1  Opinion of Lance W. Riley, Esq.
     10.1 Asset Purchase Agreement re WAUR(AM), Sandwich, Illinois (incorporated by reference from the Registrant's Registration Statement on Form S-3 (Registration No. 333-14483)).
     10.2 Stock Purchase Agreement among Children's Broadcasting Corporation, Harvey Bibicoff and Harmony Holdings, Inc., dated July 21, 1997 (incorporated by reference from the Registrant's Current Report on Form 8-K, filed on August 1, 1997, relating to the Company acquiring a 27.4% beneficial interest in Harmony Holdings, Inc.).
     10.3 Promissory Note with Pyramid Partners, L.P. (incorporated by reference from the Registrant's Current Report on Form 8-K, filed on August 1, 1997, relating to the Company acquiring a 27.4% beneficial interest in Harmony Holdings, Inc.).
     10.4 Promissory Note with Rodney P. Burwell (incorporated by reference from the Registrant's Current Report on Form 8-K, filed on August 1, 1997, relating to the Company acquiring a 27.4% beneficial interest in Harmony Holdings, Inc.).
     10.5 Promissory Note with William M. Toles (incorporated by reference from the Registrant's Current Report on Form 8-K, filed on August 1, 1997, relating to the Company acquiring a 27.4% beneficial interest in Harmony Holdings, Inc.).
     23.1 Consent of Lance W. Riley, Esq. (included in Exhibit 5.1).
     23.2 Consent of BDO Seidman, LLP.
     24.1 Power of Attorney (included on signature page to the Registration Statement).

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new

Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on May 21, 1998.


                              CHILDREN'S BROADCASTING CORPORATION


                              By /s/ Christopher T. Dahl
                                -------------------------------------
                                      Christopher T. Dahl, President
                                      and Chief Executive Officer

                                  POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Lance W. Riley and Patrick D. Grinde as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.



        Signature                           Title                      Date
        ---------                           -----                      ----

/s/ Christopher T. Dahl       President, Chief Executive           May 21, 1998
-------------------------     Officer and Director (Principal
   Christopher T. Dahl        Executive Officer)

/s/ Patrick D. Grinde         Chief Financial Officer              May 21, 1998
-------------------------     (Principal Accounting Officer
    Patrick D. Grinde         and Principal Financial Officer)

/s/ Richard W. Perkins        Director                             May 21, 1998
-------------------------
     Richard W. Perkins

/s/ Michael R. Wigley         Director                             May 21, 1998
-------------------------
    Michael R. Wigley

/s/ William E. Cameron        Director                             May 21, 1998
-------------------------
    William E. Cameron

                                    EXHIBIT INDEX


Exhibit
Number    Description
------    -----------
5.1       Opinion of Lance W. Riley, Esq.
10.1      Asset Purchase Agreement re WAUR(AM), Sandwich, Illinois (incorporated by reference from the Registrant's Registration Statement on Form S-3
          (Registration No. 333-14483)).
10.2      Stock Purchase Agreement among Children's Broadcasting Corporation,
          Harvey Bibicoff and Harmony Holdings, Inc., dated July 21, 1997
          (incorporated by reference from the Registrant's Current Report on
          Form 8-K, filed on August 1, 1997, relating to the Company acquiring a
          27.4% beneficial interest in Harmony Holdings, Inc.).
10.3      Promissory Note with Pyramid Partners, L.P. (incorporated by reference from the Registrant's Current Report on Form 8-K, filed on August 1,
          1997, relating to the Company acquiring a 27.4% beneficial interest in
          Harmony Holdings, Inc.).
10.4      Promissory Note with Rodney P. Burwell (incorporated by reference from the Registrant's Current Report on Form 8-K, filed on August 1, 1997, relating to the Company acquiring a 27.4% beneficial interest in
          Harmony Holdings, Inc.).
10.5      Promissory Note with William M. Toles (incorporated by reference from the Registrant's Current Report on Form 8-K, filed on August 1, 1997, relating to the Company acquiring a 27.4% beneficial interest in
          Harmony Holdings, Inc.).
23.1      Consent of Lance W. Riley, Esq. (included in Exhibit 5.1).
23.2      Consent of BDO Seidman, LLP.
24.1      Power of Attorney (included on signature page to Registration
          Statement).